Exhibit 99.1

Brooks Automation Announces Agreement
to Acquire DMS, a Leading Provider of Automated Systems to the Semiconductor Front-end Market

Chelmsford, Mass. April 29, 2014 -- Brooks Automation, Inc. (Nasdaq: BRKS) announced today that it has entered into a definitive agreement to acquire Dynamic Micro Systems Semiconductor Equipment GmbH (“DMS”). DMS, based in Radolfzell, Germany, provides automated cleaner and stocker products for wafer and reticle carrier devices used in the global semiconductor front-end markets. The cash purchase price is approximately $31 million, subject to an adjustment for working capital at closing. The acquisition is expected to close within the next two weeks upon satisfaction of customary closing conditions.

Steve Schwartz, CEO of Brooks, stated, “This acquisition meaningfully expands our capabilities in front-end semiconductor automation as the DMS products are complementary to Brooks’ product offerings. A significant proportion of DMS revenues are generated from product sales to large IC manufacturers, further strengthening our position with this important customer base. DMS’ leading automated cleaner and stocker solutions combined with Brooks’ existing automation systems will allow us to deliver best of breed systems that address our customers’ cleanliness and productivity requirements. This transaction furthers our strategy of gaining share in our core semiconductor markets, while we continue to expand our presence in adjacent markets and grow our life sciences business.”

“In addition to immediately increasing market share in the semiconductor sector, this strategic transaction adds tremendous expertise in the area of clean material handling and transport to minimize the detrimental effects of airborne molecular contamination (AMC). Clean storage and transportation of materials is becoming ever more critical in enabling IC makers to achieve yield targets at and below 20nm device generations. The combination of expertise and technology from DMS combined with our own internal capabilities give us a substantial resource that will help us develop the best products for technology challenges that are on the horizon,” continued Dr. Schwartz.

Lindon Robertson, Chief Financial Officer of Brooks, commented, “This transaction represents another step in our continuing strategic three-year transformation, aligning our portfolio of assets around leadership capability in automation and cryogenic solutions. DMS brings to Brooks new industry technology, an opportunity for continued growth, synergies with our core business, and an attractive ROIC in a relatively short timeframe.”

DMS generated approximately $28 million in revenue for calendar 2013 and because of its many synergies with Brooks, management expects it to become accretive to Brooks’ earnings by the first half of fiscal 2015. The Company indicated that further details related to the acquisition will be provided on the regularly scheduled second quarter earnings conference call on May 8, 2014.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation and cryogenic solutions for multiple markets including semiconductor manufacturing and life sciences. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia.
For more information, please visit www.brooks.com
“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding the expected timing and benefits of the acquisition of DMS, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

Contact:
Lynne Yassemedis
Brooks Automation, Inc.
978-262-2400
www.brooks.com
Investor Relations
John Mills
ICR, Inc.
Partner
310-954-1105

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